Exhibit 10.57

WILLBROS GROUP, INC.
WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Agreement”), made as of the 20th day of October, 2014 and effective as of the Effective Date, defined below, is made by and among Willbros Group, Inc., acting on behalf of itself and its subsidiaries and affiliates (together with all successors thereto, “Company”) and Earl Collins (“Participant”).
WHEREAS, Participant is eligible for a benefit under that certain Willbros Group, Inc. 2010 Management Severance Plan for Executives (“Severance Plan”) by reason of Participant’s termination of employment on October 21st, 2014 (the “Termination Date”);

WHEREAS, the Company desires to provide Participant with an amount of severance benefits in lieu of the amounts otherwise owing under the Severance Plan, in consideration for the waiver of certain post-employment obligations under the Severance Plan; and

WHEREAS, the provisions of the Severance Plan continue in effect as of and after the Termination Date, except to the extent such provisions are modified in this Agreement;

NOW THEREFORE, in consideration for receiving benefits and severance under the Severance Plan (as modified herein), additional consideration provided under this Agreement, and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1.Amount of Severance Benefit. The Company and Participant agree that Section 3.1.2 of the Severance Plan is restated as to Participant only, as of the Effective Date, as follows, to change the amount of the lump sum cash payment from 100% of Participant’s Severance Compensation (which would have been $500,000) to 50% of Participant’s Severance Compensation (which is $250,000):
3.1.2    Separation from Service prior to a Change in Control. If, prior to a Change in Control, a Participant incurs an involuntary Separation from Service by action of the Employer other than for Cause, the Participant shall be entitled to a lump sum cash payment in an amount equal to fifty percent (50%) of the Participant’s Severance Compensation under Section 1.1.29(i) only (but not under Section 1.1.29(ii)) which shall be paid on the Payment Date.

Other terms and conditions of the payment of the Severance Compensation, including the Payment Date (defined in the Severance Plan) and the requirement of a timely execution and return of this Agreement by the Release Deadline, defined below, continue to apply.
2.    Stock Awards; Annual Bonus. Participant previously has been granted Fifty-Two Thousand Four Hundred Seventy Six (52,476) shares of time-based restricted stock under the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as amended (the “2010 Stock Plan”), the ownership of which has not yet vested in Participant pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants. All such shares of restricted stock granted to Participant shall vest in full on the Termination Date. Participant acknowledges that withholding taxes will be due on such shares when vested. Participant may satisfy the withholding requirement in whole by paying cash to the Company to discharge the withholding obligation, such payment to be made no later than twelve (12) days following the Termination Date. If Participant does not elect to satisfy the withholding requirement by paying cash in accordance with the preceding sentence, Participant hereby agrees that the Company may withhold shares of restricted stock having a Fair Market Value (as defined in the 2010 Stock Plan) equal to the minimum statutory total tax which is to be withheld on the transaction. Participant acknowledges that he is forfeiting all of the performance-based restricted stock units he has been awarded under the 2010 Stock Plan. Participant further acknowledges that he will not receive any bonus for 2014, including, without limitation, any bonus for 2014 under the Company’s Amended and Restated Management Incentive Compensation Program.
3.    Post-employment Restrictive Covenants of Severance Plan. Company agrees that, effective as of the Termination Date, it does hereby waive and release Participant from, and Company will not enforce, Sections 6.2 (Non-Competition), and 6.3.4 (Non-Solicitation) of the Severance Plan. All other post-employment provisions and restrictions and other terms and conditions of the Severance Plan which survive termination of employment shall continue to apply to the Participant.
4.    Post-employment Health Coverage. Health coverage under the Willbros United States Holdings, Inc. Comprehensive Welfare Benefits Plan and the Willbros United States Holdings, Inc. Executive Benefits Plan (the “Health Plan”) will terminate at the end of the month in which Termination Date occurs. Participant and his dependents will be eligible to elect to continue coverage for the applicable period of time pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as described in information concerning coverage continuation rights which will be separately mailed to Participant. Company will reimburse Participant for the monthly premium charge to Participant for COBRA continuation of coverage under the Health Plan for himself and his eligible dependents. Such reimbursement will continue through December 31, 2014, or the earlier date on which Participant’s eligibility for COBRA terminates. All payments are subject to applicable payroll withholding. Company agrees that to the extent COBRA benefits are subject to withholding, the Company will increase the COBRA payments to an amount sufficient to cover the amount withheld so that Participant will not incur any expense related to COBRA benefits. Participant must comply with all COBRA continuation requirements as a condition of receipt of this benefit.
5.    D&O Insurance. The Company agrees to provide indemnification of, and Directors and Officers insurance coverage to, Participant for matters relating to Participant’s tenure as an officer of Company on the same basis as it provides coverage for continuing officers and directors.
6.    Public Information. The Company agrees to allow Participant’s prior review and comment on any press release, 8‑K filing, and WG Connect posting relating to the termination of his employment with the Company. The Company reserves the right to make any disclosure required by law and/or the rules of the New York Stock Exchange.
7.    Continuing Cooperation. Participant acknowledges that a portion of the severance benefits are benefits to which he is not otherwise entitled and therefore comprise adequate consideration for Participant’s fulfillment of the obligations below. Accordingly, Participant shall comply with the following continuing obligations for a period of three (3) years from the Termination Date:
(a)    Cooperation: Participant agrees to be available by email or telephone to provide transitional information, advice and counsel to Company in matters related to Participant’s former responsibilities.
(b)    Litigation Assistance: Participant shall, upon reasonable notice and written request, and subject to Participant’s availability, furnish such information and assistance to the Company as may reasonably be required by litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings involving the Company. This obligation includes, without limitation, meeting with counsel for the Company at reasonable times upon request, and providing testimony in court, before an arbitrator, or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to Participant. The Company agrees to compensate Participant for cooperating with the Company at a rate of three hundred dollars per hour ($300.00/hr.). Participant will submit time records detailing the time cooperating with Company on a weekly or other agreed basis. Payment for time expended while cooperating with Company at Company’s advance written request shall be paid within thirty (30) business days of Participant submitting time records to the Company. Company also agrees it will reimburse Participant for all reasonable out-of-pocket expenses incurred in rendering such assistance upon Participant’s submission of expense records in accordance with Company’s expense reimbursement policy.

8.    Release. Except with respect to all of the Company’s obligations hereunder and under the Severance Plan (to the extent the same are not modified herein), the Participant, and Participant’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby release, acquit and forever discharge the Company, its predecessors, successors, parent, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Participant’s employment with the Company or the Participant’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. § 2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Texas Pay Day Law; and all other federal, state or local laws or regulations prohibiting employment discrimination, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law, contract law, libel, slander, or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Participant under the terms of a Company-sponsored tax qualified retirement or savings plan, except that the Participant hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Participant’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Participant is entitled or subject in his capacity as a former officer or employee of the Company. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Participant signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.
9.    No Inducement. Participant agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Participant is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
10.    Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Participant files a claim against the Company with respect to a claim released by Participant herein (other than a proceeding before the EEOC), the Company may withhold or retain, or require reimbursement of all or any portion of the benefits and severance payments under this Agreement until such claim is withdrawn by Participant.

11.    Advice of Counsel; Time to Consider; Revocation. Participant acknowledges the following:
(a)    Participant has read this Agreement, and understands its legal and binding effect. Participant is acting voluntarily and of Participant’s own free will in executing this Agreement.
(b)    Participant has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.
(c)    Participant was given at least twenty-one (21) days to consider the terms of this Agreement before signing it. If Participant elects to take less than twenty-one (21) days to consider this Agreement, he does so knowingly, willingly and on the advice of counsel, with full understanding that he is waiving a statutory right to take the full twenty-one (21) days.
(d)    Participant understands that, if Participant signs this Agreement, Participant may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day (7) period. Participant understands that this Agreement will not be effective until after the seven (7) day period has expired. THE PROVISIONS OF THIS AGREEMENT SHALL BE EFFECTIVE ON THE EIGHTH (8TH) DAY

FOLLOWING THE DATE ON WHICH EMPLOYEE SIGNS THIS AGREEMENT (the “Effective Date”).
(e)    Participant further acknowledges that he has been advised that if he exercises his right to revoke this Agreement after signing it, he will not be eligible for the severance or any other benefits described herein to which he is not otherwise lawfully entitled as of the Termination Date.
(f)    The Release Deadline is the twenty-first (21st) day from the date of this Agreement, which is the date that this Agreement was provided to Participant.
12.    No Admission. This Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of rights, or of the Participant’s rights, or of any person, or any violation of any order, law, statute, duty or contract.
13.    Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
14.    Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Participant. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
15.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
16.    Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
17.    Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
18.    Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Texas without regard to its choice of law principles.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

EARL COLLINS

/s/ Earl R. Collins

Date: October 20, 2014
WILLBROS GROUP, INC., acting on behalf of itself and its Subsidiaries and Affiliates
By: /s/ John T. McNabb, II
Title:    Executive Chairman
Date:     October 20, 2014

ACKNOWLEDGMENT
I HEREBY ACKNOWLEDGE that Willbros Group, Inc. (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
(1) I should consult with an attorney before signing the Waiver and Release Agreement (“Agreement”) that was provided to me.
(2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
(3) For a period of seven (7) days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven (7) day revocation period has elapsed.
(4) The Company shall not accept my signed Agreement prior to the last day of my employment.
I HEREBY FURTHER ACKNOWLEDGE receipt of the Agreement on the 21st day of
October, 2014.

WITNESS:
/s/ Karen Post                        /s/ Earl R. Collins

                            EARL COLLINS